Exhibit 10.2
AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (“Agreement”) is made effective as of February 10, 2021 by and between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (the “Company”) and JEFFREY S. BERKES (“Employee”).

WHEREAS, the Company and the Employee previously entered into a Severance Agreement dated May 1, 2000 (as amended, the “Prior Agreement”); and

WHEREAS, concurrently with execution of this Agreement, the Company is promoting Employee to President and Chief Operating Officer of the Company and the Company and Employee desire to enter into this Agreement to replace and supersede the Prior Agreement in its entirety to reflect terms commensurate with the role and responsibilities of President.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, including the Employee’s promotion to President of the Company, the Employee and the Company agree as follows:

1. Position, Duties and Authority. Effective as of the date first written above, Employee shall serve as the President of the Company and shall have primary oversight responsibility for the operation, management and development of the Company’s real estate operations. Employee acknowledges that he shall be a fiduciary of the Company, and may be an employee of an operating partnership subsidiary of the Company with the same title, roles and responsibilities as he has for the Company. Executive agrees to travel as needed to perform his duties, consistent with any then current federal, state or local restrictions imposed in connection with the Covid pandemic.

2. Termination and Severance not Related to a Change of Control.

(a) Generally. Employee may resign from his position as President of the Company and terminate his employment by giving the Board of Trustees of the Company (“Board”) at least sixty (60) days prior written notice; provided that any notice in connection with a Constructive Termination shall be governed by Section 2(f) below. The Company shall have the right to terminate the Employee at any time and for any reason subject to the notice and other provisions of this Agreement. Upon Employee’s resignation or termination, Employee shall be deemed to have automatically resigned as an officer, director or trustee from the Company any and all entities owned, controlled or managed by the Company without any further action or notice.

(b) Termination for Cause. If the Company terminates Employee’s employment for Cause (defined below), Employee’s employment shall automatically terminate on the date set by the Board and Employee shall not be entitled to any payments or benefits other than those that accrued through the date of such termination or are otherwise required to be provided by law or pursuant to any of the Company’s employee benefit plans on termination. For purposes of this Agreement, “Cause” shall mean any one or more of the following events:

(i) Employee is convicted of committing a felony or a misdemeanor involving moral turpitude under any state, federal or local law;

(ii) Employee breaches in any material respect this Agreement or the policies and procedures of the Company and Employee fails to cure the breach to the reasonable satisfaction of the Board provided that breaches falling within Section 2(b)(v) shall be governed by that subsection;

(iii) Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct in performing Employee’s duties, or engages in fraud, misappropriation or embezzlement with respect to Company property or information;

(iv) Employee engages in any willful act or omission that causes harm in any material respect to the financial condition or business reputation of the Company; or

Exhibit 10.2
(v) Following a thorough investigation by a neutral third-party investigator, Employee is found to have engaged in sexual misconduct, discrimination, harassment, retaliation, assault, or other improper or violent act toward any employee or third party, in each case that in the good faith determination of the Board has or could result in reputational or financial harm to the Company, or constitutes a violation of law, or a material breach of any policy, procedure, rule, regulation, or directive of the Company.

No act or failure to act shall be considered to be willful unless done or omitted to be done in bad faith and without reasonable belief it was in the best interests of the Company. Any act or failure to act based upon express direction given pursuant to a resolution of the Board or upon the express instructions of the Chairman of the Board (provided that Employee was not the Chairman of the Board at the applicable time) shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. The Company may only terminate Employee for Cause following a resolution approved by a majority of the Board. If matters constituting Cause become known to the Company within one (1) year after Employee’s termination occurs, then the Board may, by delivery of written notice to Employee, treat such termination as being for Cause, cease and terminate any severance payments or benefits then remaining to be paid, and seek reimbursement of all payments made and benefits provided, with interest, by any available legal means. The foregoing is an exclusive list of the acts or omissions that shall be considered Cause for the termination of Executive’s employment. If the Board reasonably determines that any act or failure to act alleged to constitute Cause is curable, Employee shall be provided with notice of at least thirty (30) days to cure any act or omission alleged to constitute Cause and Employee shall have an opportunity to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board. The Board’s determination as to whether an act alleged to constitute Cause is curable is binding on Employee.

(c) Termination without Cause. In the event that Employee is terminated for any reason other than a termination for Cause or a termination on death or disability, the Board shall give Employee at least sixty (60) days prior written notice of such termination. Upon such termination, Employee shall be entitled to receive the Accrued Obligations (as defined in Section 11(k)) together with the following payments and benefits:

(i) A cash amount equal to the sum of: (A) one year of Employee’s annual base salary in effect as of the date of termination; plus (B) an amount equal to the highest annual bonus earned by Employee in the last three (3) completed fiscal years of the Company prior to the termination. For purposes of such calculation, it shall be assumed that all annual bonuses were paid 100% in cash; plus (C) if Employee elects continuation of medical, vision and dental group insurance coverage (as applicable) under COBRA (including dependent coverage), the Company shall reimburse Employee, on an after-tax basis, for up to a period of twelve (12) months an amount equal to the difference between the cost of such continuation of benefits and the amount Employee paid for such coverage (on a monthly premium basis) immediately prior to the date of termination. Such payments due under Section 2(c)(i)(A) and (B) hereof shall be paid to Employee no later than two and one-half (2½) months following Employee’s termination.

(ii) All of Employee’s outstanding unvested stock options, restricted stock awards, dividend equivalent rights or other similar equity awards that vest solely on the basis of the passage of time and continued employment shall become fully vested as of the date of termination. Any shares that vest as aforesaid shall be deemed vested on the date of Employee’s termination. Notwithstanding anything to the contrary in any stock option agreement, upon termination of employment due to a termination without Cause, Employee shall be entitled to exercise all vested stock options until the earlier of one (1) year after termination of employment and the original term of the option.

(iii) Some or all of Employee’s outstanding performance share awards, related dividend equivalent rights or other similar performance based equity awards shall be earned as of the date of termination based on the level of achievement of the performance goals established for such awards as of such date and then pro‑rated based on the portion of the performance period that has elapsed as of the date of Employee’s termination. For purposes hereof, the level of achievement of the performance goals established for each such award will be determined on the day immediately prior to the effective date of Employee’s termination as follows: (A) if the performance goal is a market-based goal, such as total shareholder return, stock price or relative funds from operations multiple, then the actual performance for the performance period through such date shall be used; (B) if the goal is a financially based, non-market-based goal, then the level of achievement of such goal shall be based on

Exhibit 10.2
the most recently reported number(s) by the Company in its reports filed with the Securities and Exchange Commission or if such numbers are not so filed, based on the numbers as prepared internally by the Company for the quarter ending prior to the date of termination; and (C) if the performance goal is based on achievement of a company-wide strategic objective or satisfaction of individual performance criteria, the level of achievement of such goal will be deemed to have been accomplished at target level. Any shares that are earned and vest as aforesaid shall be deemed earned and vested on the effective date of Employee’s termination of employment.

(iv) All other employee benefits Employee would be entitled to receive under any employee benefit plan of the Company, payable in accordance with the terms and conditions of any such tax qualified employee benefit plans.

(d) Termination on Death. Termination of Employee’s employment will be effective upon the date of Employee’s death. Upon such termination, Employee or Employee’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive the Accrued Obligations together with the following payments and benefits:

(i) A cash amount equal to the sum of: (A) Employee’s base salary through the last day of the month in which Employee’s death occurs; plus (B) the annual cash bonus for the year in which Employee’s death occurs pro-rated through the date of Employee’s death and based on the level of bonus payout recorded on the Company’s books and records for the last fiscal quarter completed prior to Employee’s death. This calculation shall not take into account any election made by the Employee to have a portion of such annual bonus paid in the form of Company shares. Such payments shall be paid to Employee no later than the sixtieth (60th) day following Employee’s death.

(ii) All of Employee’s outstanding unvested stock options, restricted stock awards, dividend equivalent rights or other similar equity awards that vest solely on the basis of the passage of time and continued employment shall become fully vested as of the date of Employee’s death. Notwithstanding anything to the contrary in any stock option agreement, upon termination of employment due to the Employee’s death, Employee or Employee’s estate, as applicable, shall be entitled to exercise all vested stock options until the earlier of one (1) year after termination of employment due to death and the original term of the option.

(iii) Some or all of Employee’s outstanding performance share awards, related dividend equivalent rights or other similar performance based equity awards shall be earned as of the date of termination based on the level of achievement of the performance goals established for such awards as of such date and then pro‑rated based on the portion of the performance period that has elapsed as of the date of Employee’s termination. For purposes hereof, the level of achievement of the performance goals established for each such award will be determined on the day immediately prior to the effective date of Employee’s termination as follows: (A) if the performance goal is a market-based goal, such as total shareholder return, stock price or relative funds from operations multiple, then the actual performance for the performance period through such date shall be used; (B) if the goal is a financially based, non-market-based goal, then the level of achievement of such goal shall be based on the most recently reported number(s) by the Company in its reports filed with the Securities and Exchange Commission or if such numbers are not so filed, based on the numbers as prepared internally by the Company for the quarter ending prior to the date of termination; and (C) if the performance goal is based on achievement of a company-wide strategic objective or satisfaction of individual performance criteria, the level of achievement of such goal will be deemed to have been accomplished at target level. Any shares that are earned and vest as aforesaid shall be deemed earned and vested on the date of Employee’s death.

(iv) All other death benefits under any applicable plans and programs of the Company in accordance with the terms and provisions of such plans.

(e) Termination on Disability. Termination of Employee’s employment will be effective thirty (30) days after notice from the Board in the event Employee has experienced a Disability. For purposes hereof, “Disability” shall mean Employee’s inability to perform, with or without reasonable accommodation, Employee’s duties under this Agreement due to a physical or mental illness or injury for a period of six (6) consecutive months or for an aggregate of twelve (12) months in any consecutive twenty-four (24) month period. Any question as to the existence of the Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If Employee and

Exhibit 10.2
the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement. Upon such termination, Employee or Employee’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive the Accrued Obligations together with the following payments and benefits:

(i) A cash amount equal to equal to the sum of: (A) the annual cash bonus for the year in which Employee’s termination for Disability occurs pro-rated through the date of Employee’s termination and based on the level of bonus payout recorded on the Company’s books and records for the last fiscal quarter completed prior to Employee’s termination. This calculation shall not take into account any election made by the Employee to have a portion of such annual bonus paid in the form of Company shares; plus (B) if Employee elects continuation of medical, vision and dental group insurance coverage (as applicable) under COBRA (including dependent coverage), the Company shall reimburse Employee, on an after-tax basis, for up to a period of twelve (12) months an amount equal to the difference between the cost of such continuation of benefits and the amount Employee paid for such coverage (on a monthly premium basis) immediately prior to the date of termination. Such payments due under clause (A) hereof shall be paid to Employee no later than two and one-half (2½) months following Employee’s termination.

(ii) All of Employee’s outstanding unvested stock options, restricted stock awards, dividend equivalent rights or other similar equity awards that vest solely on the basis of the passage of time and continued employment shall become fully vested as of the date of termination. Any shares that vest as aforesaid shall be deemed vested on the date of Employee’s termination. Notwithstanding anything to the contrary in any stock option agreement, upon termination of employment due to the Employee’s Disability, Employee or Employee’s estate, as applicable, shall be entitled to exercise all vested stock options until the earlier of one (1) year after termination of employment due to Disability and the original term of the option.

(iii) Some or all of Employee’s outstanding performance share awards, related dividend equivalent rights or other similar performance based equity awards shall be earned as of the date of termination based on the level of achievement of the performance goals established for such awards as of such date and then pro‑rated based on the portion of the performance period that has elapsed as of the date of Employee’s termination. For purposes hereof, the level of achievement of the performance goals established for each such award will be determined on the day immediately prior to the effective date of Employee’s termination as follows: (A) if the performance goal is a market-based goal, such as total shareholder return, stock price or relative funds from operations multiple, then the actual performance for the performance period through such date shall be used; (B) if the goal is a financially based, non-market-based goal, then the level of achievement of such goal shall be based on the most recently reported number(s) by the Company in its reports filed with the Securities and Exchange Commission or if such numbers are not so filed, based on the numbers as prepared internally by the Company for the quarter ending prior to the date of termination; and (C) if the performance goal is based on achievement of a company-wide strategic objective or satisfaction of individual performance criteria, the level of achievement of such goal will be deemed to have been accomplished at target level. Any shares that are earned and vest as aforesaid shall be deemed earned and vested on the date of Employee’s termination.

(iv) All other disability benefits under any applicable plans and programs of the Company in accordance with the terms and provisions of such plans.

(f) Resignation on Constructive Termination. If Employee intends to resign as a result of a Constructive Termination (defined below), Employee shall provide to the Board a written notice within ninety (90) days after the initial existence of the condition supporting the Constructive Termination that specifies the Employee’s intention to resign as a result of the Constructive Termination and specifically identifies the condition that is the cause of the Constructive Termination. The Company shall have a period of thirty (30) days after the date of such notice to cure the condition supporting the Constructive Termination. If the Company does not cure the condition within such 30-day period, the Employee’s termination will occur on the day immediately following the end of the cure period. If the Company cures the condition within such 30-day cure period, then Employee will be deemed to have withdrawn his notice of termination effective as of the date the cure is effected. If Employee is terminated as a result of a Constructive Termination, Employee shall be entitled to receive the Accrued Obligations together with the following payments and benefits:

Exhibit 10.2

(i) A cash amount equal to the sum of: (A) one year of Employee’s then current annual base salary as of the date of termination; plus (B) an amount equal to the highest annual bonus earned by Employee in the last three (3) completed fiscal years of the Company prior to the termination. For purposes of such calculation, it shall be assumed that all annual bonuses were paid 100% in cash; plus (C) if Employee elects continuation of medical, vision and dental group insurance coverage (as applicable) under COBRA (including dependent coverage), the Company shall reimburse Employee, on an after-tax basis, for up to a period of twelve (12) months an amount equal to the difference between the cost of such continuation of benefits and the amount Employee paid for such coverage (on a monthly premium basis) immediately prior to the date of termination. Such payments due under Section 2(f)(i)(A) and (B) hereof shall be paid to Employee no later than two and one-half (2½) months following Employee’s termination.

(ii) All of Employee’s outstanding unvested stock options, restricted stock awards, dividend equivalent rights or other similar equity awards that vest solely on the basis of the passage of time and continued employment shall become fully vested as of the date of termination. Any shares that vest as aforesaid shall be deemed vested on the date of Employee’s termination. Notwithstanding anything to the contrary in any stock option agreement, upon termination of employment due to a Constructive Termination, Employee shall be entitled to exercise all vested stock options until the earlier of one (1) year after termination of employment and the original term of the option.

(iii) Some or all of Employee’s outstanding performance share awards, related dividend equivalent rights or other similar performance based equity awards shall be earned as of the date of termination based on the level of achievement of the performance goals established for such awards as of such date and then pro‑rated based on the portion of the performance period that has elapsed as of the date of Employee’s termination. For purposes hereof, the level of achievement of the performance goals established for each such award will be determined on the day immediately prior to the effective date of Employee’s termination as follows: (A) if the performance goal is a market-based goal, such as total shareholder return, stock price or relative funds from operations multiple, then the actual performance for the performance period through such date shall be used; (B) if the goal is a financially based, non-market-based goal, then the level of achievement of such goal shall be based on the most recently reported number(s) by the Company in its reports filed with the Securities and Exchange Commission or if such numbers are not so filed, based on the numbers as prepared internally by the Company for the quarter ending prior to the date of termination; and (C) if the performance goal is based on achievement of a company-wide strategic objective or satisfaction of individual performance criteria, the level of achievement of such goal will be deemed to have been accomplished at target level. Any shares that are earned and vest as aforesaid shall be deemed earned and vested on the date of Employee’s termination.

(iv) All other employee benefits Employee would be entitled to receive under any employee benefit plan of the Company, payable in accordance with the terms and conditions of any such tax qualified employee benefit plans.

For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon any one of the following conditions: (1) a material negative change to Employee’s title or a material diminution of the Employee’s authority, duties or responsibilities from those described in Section 1 hereof that is not agreed to by Employee; (2) a material diminution of the Employee’s base pay or total annual target compensation opportunity (including base pay, annual bonus opportunity, and value of annual equity award target) from the amounts in place as of the date of this Agreement; (3) the relocation of Employee’s primary office location to a location that is more than fifty (50) miles from San Jose, California or any other location to which Employee has agreed to move; or (4) any other action or inaction by the Company that constitutes a material breach of this Agreement. No condition shall give rise to a Constructive Termination if employee consents to such condition in advance.

3. Termination and Severance Related to a Change in Control.

(a) Payments and Benefits. In the event that within the six (6) months prior to or the two (2) years following a Change in Control, Employee’s employment is terminated without Cause or the Employee terminates the Employee’s employment as a result of a Constructive Termination, Employee shall be entitled to receive the

Exhibit 10.2
Accrued Obligations together with the following payments and benefits, in lieu of receiving any benefits under Section 2 above:

(i) A cash amount equal to the sum of: (A) two (2) years of Employee’s annual base salary in effect as of the date of termination; plus (B) an amount equal to two hundred percent (200%) of the highest annual bonus earned by Employee in the last three (3) completed fiscal years of the Company prior to the termination. For purposes of such calculation, it shall be assumed that all annual bonuses were paid 100% in cash; plus (C) if Employee elects continuation of medical, vision and dental group insurance coverage (as applicable) under COBRA (including dependent coverage), the Company shall reimburse Employee, on an after-tax basis, for up to a period equal to the lesser of twenty-four (24) months or the maximum time Employee can continue insurance coverage under COBRA an amount equal to the difference between the cost of such continuation of benefits and the amount Employee paid for such coverage (on a monthly premium basis) immediately prior to the date of termination. Such payments due under Section 3(a)(i)(A) and (B) hereof shall be paid to Employee no later than two and one-half (2½) months following Employee’s termination.

(ii) All of Employee’s outstanding unvested stock options, restricted stock awards, dividend equivalent rights or other similar equity awards that vest solely on the basis of the passage of time and continued employment shall become fully vested as of the date of termination. Any shares that vest as aforesaid shall be deemed vested on the date of Employee’s termination. Notwithstanding anything to the contrary in any stock option agreement, upon termination of employment as provided in this Section 3(a), Employee shall be entitled to exercise all vested stock options until the earlier of one (1) year after termination of employment and the original term of the option.

(iii) Some or all of Employee’s outstanding performance share awards, related dividend equivalent rights or other similar performance based equity awards shall be earned as of the date of termination based on the level of achievement of the performance goals established for such awards as of such date and then pro‑rated based on the portion of the performance period that has elapsed as of the date of Employee’s termination. For purposes hereof, the level of achievement of the performance goals established for each such award will be determined on the day immediately prior to the effective date of Employee’s termination as follows: (A) if the performance goal is a market-based goal, such as total shareholder return, stock price or relative funds from operations multiple, then the actual performance for the performance period through such date shall be used; (B) if the goal is a financially based, non-market-based goal, then the level of achievement of such goal shall be based on the most recently reported number(s) by the Company in its reports filed with the Securities and Exchange Commission or if such numbers are not so filed, based on the numbers as prepared internally by the Company for the quarter ending prior to the date of termination; and (C) if the performance goal is based on achievement of a company-wide strategic objective or satisfaction of individual performance criteria, the level of achievement of such goal will be deemed to have been accomplished at target level. Any shares that are earned and vest as aforesaid shall be deemed earned and vested on the date of Employee’s termination.

(iv) All other employee benefits Employee would be entitled to receive under any employee benefit plan of the Company, payable in accordance with the terms and conditions of any such tax qualified employee benefit plans.

For purposes of this Agreement, a Change in Control shall have the meaning set forth in the Company’s 2020 Performance Incentive Plan for a “Change in Control.”

(b) Excise Tax. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Internal Revenue Code of 1986 (as amended, the “Code”), to Employee or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be payable either: (a) in full; or (b) in such lesser amount that would result in no portion of such Payments being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999), results in the Employee’s receipt on an after-tax basis of the greatest amount or benefits under this

Exhibit 10.2
Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In that event, Employee shall designate those rights, payments, or benefits under this Agreement, any other agreements, and any benefit arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to Employee under this Agreement be deemed to be an excess parachute payment; provided, however, that in order to comply with Section 409A of the Code, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment, or benefit reduces the parachute payment to the greatest extent. All determinations under this paragraph shall be made at the expense of the Company by a nationally recognized public accounting firm selected by the Company and subject to approval of Employee, which approval shall not be unreasonably withheld. Employee shall be deemed to have approved any nationally recognized public accounting firm then serving as the Company’s independent auditor or internal auditor. Such determination shall be binding upon Executive and the Company in the absence of manifest error. To the extent the terms of this paragraph conflict with the terms of an equity award granted pursuant to Employee, this paragraph shall control.

4. Restrictive Covenants. Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows, subject to the terms and conditions of applicable law:

(a)     Non-Competition. For a period of one (1) year following the date Employee ceases to be employed by the Company plus the length of time during which Employee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief (the “Restricted Period”), Employee will not, directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of any company listed as of the date Employee ceases to be employed by the Company in the Bloomberg REIT Shopping Center Index, the FTSE NAREIT Shopping Center Index or a list of non-publicly traded companies that is agreed to by the Company and Employee from time to time (“Protected Business”). Notwithstanding the foregoing, Employee’s ownership solely as a passive investor of 2% or less of the outstanding securities of any class of any company shall not, by itself, be considered to violate this Section 4(a).

(b)    Non-Solicitation. During Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person or entity (“Person”): (i) solicit or encourage (which shall not include providing references on behalf of any such employee or issuing a non-targeted general employment advertisement) any employee of the Company or its subsidiaries (“Restricted Group”) at or above the level of Director or any leasing agent (including specialty leasing agents) who was employed by the Company during the Restricted Period or the sixty (60) days preceding Employee’s termination to leave the employment of the Company or its subsidiaries, or hire any such employee; or (ii) intentionally encourage any material consultant engaged in the Protected Business and retained by the Restricted Group to cease working with the Restricted Group.

(c)    Confidentiality. Employee may not at any time (whether during or after Employee’s employment with the Company), disclose, divulge, reveal, communicate, share, transfer or provide access to any Confidential Information that he may obtain during his employment by the Company to any other Person, except: (i) in connection with performing his duties for the Company or its subsidiaries; (ii) to the Company or its subsidiaries, or to any authorized (or apparently authorized) agent or representative of any of them; (iii) when required to do so by law or regulation or requested by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to communicate, divulge or make accessible any such confidential information; (iv) in the course of any proceeding brought to enforce this Agreement; or (v) in confidence to any attorney or other professional advisor for the purposes of securing professional advice. For purposes of this Agreement, “Confidential Information” shall mean any proprietary or confidential information of the Company and its subsidiaries, and includes, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals; provided, however, that the term Confidential Information shall not include any document, record, data, compilation or other information that is known or generally available to the public, or within any trade or industry of the Company or any of its affiliates, other than as a result of Employee’s violation of this Section 4(c), or not otherwise considered confidential by persons within such trade or industry. Upon termination of Employee’s employment with the Company for any reason, Employee shall: (A) cease and not thereafter commence

Exhibit 10.2
use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option as communicated to Employee, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the Protected Business of the Company and its subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and may retain any Company-issued cell phone, his contacts and calendars and any compensation-related information or information reasonably necessary for tax return purposes.

(d) No Defamation. Employee agrees not to participate in or facilitate the dissemination to the media or any other third party: of any defamatory information concerning the Company, any officer or trustee of the Company or Employee’s experiences as an employee of the Company, without the Company’s prior written consent except as may be required by law. Notwithstanding the foregoing, this Section 4(d) does not apply to information which is already in the public domain through no fault of the Employee. Further, upon Employee’s termination, the Company shall direct all officers and trustees of the Company to refrain from disparaging Employee or Employee’s performance as an employee of the Company, and shall be responsible for any breach by its officers and trustees of this Section 4(d). Nothing in this Section 4(d) or any other provision of this Agreement is intended to prevent the Parties from disclosing factual information regarding any claim for sexual harassment, sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

(e)     Intellectual Property. If Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Employee, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. The assignments and transfers by Employee to Company hereunder do not apply to any invention which the Employee develops totally on his time without using the Company’s equipment, supplies, facilities, or trade secret information except for the inventions which: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or anticipated research or development of the Company; or (ii) result from any work done by the Employee for the Company.

(f) Reasonableness. The parties agree that the restrictive covenants in this Section 4 are necessary to protect the goodwill or other business interests of the Company and that such restrictive covenants do not impose a greater restraint than is necessary to protect such goodwill or other business interests.

(g)     Severability. It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Section 4 is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply with such deletion or modification as such court may judicially determine or indicate to make the Agreement valid and

Exhibit 10.2
enforceable. The restrictions contained in this Section 4 shall be construed as separate and individual restrictions and shall each be capable of being reduced in application or severed without prejudice to the other restrictions contained in this Section 4 or to the remaining provisions of this Agreement.

(h)     Injunctive Relief. The parties agree that any breach of this Section 4 will result in irreparable harm to the non‑breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section 4, the non-breaching party shall be entitled to injunctive relief.

5. Compliance with Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Employee, reform such provision in a manner intended to avoid the incurrence by Employee of any such additional tax or interest.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c) Any provision of this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service, the Company determines that Employee is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of: (i) six (6) months and one day after such separation from service; and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Employee in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that: (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which Employee provides verification reasonably acceptable to the Company that the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Employee’s remaining lifetime (or if longer, through the 6th anniversary of the Effective Date).

(e) For purposes of Code Section 409A, Employee’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this

Exhibit 10.2
Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(f) To the extent the terms of this Section 5 conflict with the terms of an equity award granted to Employee, this Section 5 shall govern.

6.     Release. Notwithstanding any provision herein to the contrary, the Company shall have no obligation to pay any amount or provide any benefit, as the case may be, under this Agreement (other than the Accrued Obligations and any amount that is required to be paid under applicable law or the terms of an applicable benefit plan upon termination), unless the Employee executes and delivers to the Company, and does not revoke (to the extent the Employee is allowed to do so as set forth in the General Release), a General Release in substantially the form attached hereto as Exhibit 1 within sixty (60) days of the Employee’s termination of employment.

7.     Set Off; Mitigation. The obligation of the Company to pay or provide Employee the amounts or benefits under this Agreement shall be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company, as permitted by applicable law and/or any policy of the Company. In addition, except as provided in Section 3(b), the Employee shall not be required to mitigate the amount of any payments or benefits provided to the Employee hereunder by securing other employment or otherwise, nor will such payments and/or benefits be reduced by reason of the Employee securing other employment or for any other reason. Further, the Company shall withhold from all payments to Employee hereunder all amounts required to be withheld under applicable local, state or federal income and employment tax laws, including amounts necessary to satisfy tax withholding obligations on any restricted stock or other equity award that vests as provided in this Agreement.

8.     Recoupment. All incentive-based compensation paid to Employee will be subject to the Company’s Incentive‑Based Compensation Recoupment Policy as in effect from time to time and any other recoupment or clawback policies or requirements required by law.

9.     Governing Law/Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of law principles thereof. Except for injunctive relief authorized with respect to any violation of the restrictive covenants in Section 4 hereof, each of the Company and Employee hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Maryland or the District Court of the State of Maryland sitting in Montgomery County, Maryland over any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Maryland, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 11(e). The prevailing party in any dispute or proceeding arising out of or relating to this Agreement shall be awarded its attorney’s fees and costs.

10. Survival. The provisions of Sections 2 through 11 shall survive the termination of this Agreement to the extent necessary to enforce the rights and obligations described therein.

11. Miscellaneous.

(a)     Entire Agreement; Amendments. This Agreement (together with any schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Employee by the Company and supersedes all prior agreements and understandings, including, without limitation, the Prior Agreement and verbal agreements, between Employee and the Company and/or its current or former affiliates regarding the subject matters herein. Except for existing restricted stock award agreements in place as of the date of this agreement, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the

Exhibit 10.2
parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (together with any schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(d) Assignment/Successors and Assigns. Neither this Agreement nor any of Employee’s rights and duties hereunder shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to substantially all of the business operations of the Company and the Company shall require any Successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Upon such assignment and assumption, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or Successor. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs and personal representatives, the Company and its successors, assigns and legal representatives.

(e) Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by e-mail, hand or overnight courier addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	If to Employee:

Federal Realty Investment Trust	The most recent address of Employee set forth in the
909 Rose Avenue, Suite 200	personnel records of the Company
North Bethesda, Maryland 20852
Attention: General Counsel

(f)     Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)     Negotiation of Agreement. This Agreement has been negotiated by Employee and the Company, and both parties have had the opportunity to consult counsel. Accordingly, this Agreement is not to be construed in favor of one party or another, or its interpretation affected by whether a particular provision was drafted by one party or the other.

(h)     Headings. Headings herein are inserted for convenience and shall not affect the interpretation of any provision of this Agreement.

(i)    Code Section References. References to sections of the Exchange Act or the Code, or rules or regulations related thereto, shall be deemed to refer to any successor provisions, as applicable.

(j)     Supersedes other Severance Plans. It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, termination, severance or change of control payments and benefits provided under the other termination or severance plans, policies or agreements, if any, of the Company.

Exhibit 10.2
(k)     Accrued Obligations. Upon any termination of Employee’s employment with the Company, Employee shall be entitled to payment of final wages through the date of termination and reimbursement of all business expenses incurred prior to the date of termination and reflected in an expenses report submitted to Company within thirty (30) days after the date of termination (“Accrued Obligations”). Reimbursement of such business expenses shall be in accordance with and subject to the terms and limitations set forth in any employee expense reimbursement policy(ies) of the Company in effect at the time of termination.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST		EXECUTIVE:

By:
	Donald C. Wood	Jeffrey S. Berkes
Chief Executive Officer

Exhibit 1 Form of Release

Exhibit 10.2

Exhibit 1

RELEASE

This Release is entered into and effective for all purposes as of __________, 20___, between JEFFREY S. BERKES (“Employee”) and Federal Realty Investment Trust (“Company”).

IN CONSIDERATION of the mutual promises and agreements set forth in that certain Amended and Restated Severance Agreement dated February 10, 2021 between Company and Employee (“Severance Agreement”) and the mutual promises herein, the receipt and sufficiency of which are hereby acknowledged, Company and Employee hereby agree as follows:

    1.     Employee hereby irrevocably and unconditionally releases, remits, acquits, and discharges Company and any affiliate of Company and its present and former officers, trustees, agents, employees, contractors, successors and assigns (separately and collectively "Company Releasees"), jointly and individually, from any and all claims, known or unknown, which Employee, his heirs, successors or assigns have or may have against Company Releasees and any and all liability which the Company Releasees may have to him whether called claims, demands, causes of action, obligations, damages or liabilities arising from any and all basis, however called, including but not limited to claims of discrimination under any federal, state or local law, rule or regulation. This release relates to claims known or unknown arising prior to and during Employee's employment by Company, whether those claims are past or present, whether they arise from common law, contract or statute, whether they arise from labor laws or discrimination laws, or any other law, rule or regulation, provided, however, that this release does not apply to any rights or claims that may arise after the date of this Release. Employee specifically acknowledges that this release is applicable to any claim under the CIVIL RIGHTS ACT OF 1964, as amended, the AGE DISCRIMINATION IN EMPLOYMENT ACT, as amended, and/or the AMERICANS WITH DISABILITIES ACT. This release is for any relief, no matter how called, including but not limited to reinstatement, wages, back pay, front pay, severance pay, compensatory damages, punitive damages or damages for pain or suffering, or attorney fees. Notwithstanding the foregoing, Employee does not waive or release any claim which cannot be waived or released by private agreement, and further does not release any rights to defense and indemnification under any applicable agreements with the Company, the Company’s articles or bylaws, the Company’s insurance policies, or pursuant to California Labor Code section 2802.

2.    Subject to Paragraph 4 below, Company and its successors and assigns hereby irrevocably and unconditionally release, remit, acquit, and discharge Employee from any and all claims, known or unknown, which Company has or may have against Employee and any and all liability which Employee may have to it whether called claims, demands, causes of action, obligations, damages or liabilities arising from Employee’s employment with Company; provided, however, that such release does not extend to any claims, demands, causes of action, damages, or liabilities arising from fraud or willful misconduct by Employee, or acts or omissions by Employee that would constitute a violation of criminal law. This release relates to claims known or unknown arising prior to and during Employee's employment by Company, whether those claims are past or present, whether they arise from common law, contract or statute, whether they arise from labor laws or discrimination laws, or any other law, rule or regulation, provided, however, that this release does not apply to any rights or claims that may arise after the date of this Release. This release is for any relief, no matter how called, including but not limited to compensatory damages, punitive damages or damages for pain or suffering, or attorney fees.

3.    Employee represents that he has not filed any administrative or judicial claim or complaint against Company Releasees. Company represents that it has filed no administrative or judicial claim or complaint against Employee.

4. This Release shall be and remain in effect despite any alleged breach of the Severance Agreement or the discovery or existence of any new or additional fact or any fact different from that which Employee or Company or their counsel now know or believe to be true. Notwithstanding the foregoing, nothing in this Release shall be construed as or constitute a release of Employee’s or Company’s rights to enforce the terms of the Severance Agreement, to seek relief, including but not limited to any damages, for any breach of the Severance Agreement or to recover any amounts allowed to be recovered pursuant to the terms of the Severance Agreement.

Exhibit 10.2

5.     Employee acknowledges that he has read this Release, including, without limitation, the release set forth in Paragraph 1 above; that he has had a right to consult an attorney, and has been encouraged by the Company to review this Release with an attorney; that he has been given a period of not less than twenty-one (21) days in which to consider this Release; that he understands it; and that he accepts and agrees to all the provisions contained herein. Employee understands that this Release sets forth the entire understanding of the parties, and he acknowledges that he has not relied upon any other representations or promises in entering into this Release except as set forth in the Severance Agreement. Employee further acknowledges that he may revoke this Release at any time during the seven (7) days immediately following his execution of this Release, after which time this Release shall be irrevocable and enforceable in any court of competent jurisdiction. Employee agrees this Release will not be effective or enforceable nor the amounts set forth in the Severance Agreement paid until after the seven (7) day revocation period ends without revocation by Employee. Revocation can be made by delivery of a written notice of revocation to the General Counsel at 909 Rose Avenue, North Bethesda, Maryland 20852, by midnight on or before the seventh (7th) calendar day after Employee signs this Release.

6.    This Release shall be binding on Company and Employee and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Company Releasees and each of them and to their respective heirs, representatives, successors and assigns.

7.    This Release in all respects shall be interpreted and entered under the laws of the State of Maryland. The language of all parts of this Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

8.     Company and Employee agree that in the event any provision of this Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Release and the remainder of this release shall remain in full force and effect.

9.    WAIVER: The parties expressly waive all rights under Section 1542 of the Civil Code of California which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.”

The parties agree that the possibility that such unknown claims exist was taken into account in determining the amount of consideration to be paid for the giving of this Release.

IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.

COMPANY:

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

EMPLOYEE

JEFFREY S. BERKES

DATE: